Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Cambria Managed Futures Strategy ETF, Cambria Superinvestors ETF, Cambria Trend Following ETF, Cambria Domestic Tax Optimized ETF, Cambria Foreign Tax Optimized ETF, Cambria Long Short ETF, Cambria Buyout ETF, and Cambria Venture ETF, each a series of Cambria ETF Trust, under the headings “Other Service Providers” in the Prospectus and “Accounting and Legal Service Providers” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

August 24, 2023

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board